EXECUTION COPY


                           EXCLUSIVE LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of this 10th day of December, 1996, by and between both RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY, having its statewide Office of Corporate Liaison and Technology Transfer at P.O. Box 1179, ASB Annex II, Bevier Road, Piscataway, New Jersey 08855-1179 and the University of Medicine and Dentistry, having its office of Patents and Licensing at 45 Knightsbridge Road, P.O. Box 6810, Piscataway, New Jersey 08855-6810 (hereinafter collectively referred to as "Rutgers/UMDNJ"), and AVAX Technologies, Inc., a corporation having a principal place of business at 5353 Sunset Drive, Kansas City, Missouri 64112 (hereinafter referred to as "Licensee"). The terms "Licensee" and "Rutgers/UMDNJ" include their respective Affiliates (as hereafter defined) unless otherwise specified in the Agreement.


                                    RECITALS

         WHEREAS, Certain inventions disclosed under Rutgers' Docket # 94-1003-1 entitled "Noncharged Bisbenzimidazoles and Trisbenzimidazoles as Mammalian Topoisomerase I Poisons"; Rutgers' Docket # 94-0930-1 entitled "Substituted Benzimidazoles as Mammalian Topoisomerase I Poisons", Rutgers' Docket # 95-0419-2 entitled "Protoberberines and Related Compounds as Potent Inhibitors of Mammalian Topoisomerase I", Rutgers' Docket # 95-0419-3 entitled "Substituted Benzimidazo[2,1-a]-isoquinolines,5,6-Dihydro-benimidazo [2,1-a]-isoquinolines, and Benzimidazole as Mammalian Topoisomerase I Poisons" and Rutgers' Docket # 96-0508-1, entitled "Substituted Benz[a]acridine Derivatives as Novel Topoisomerase I Poisons" (hereinafter collectively referred to as the "Invention") were made in the course of research at Rutgers/UMDNJ by Dr. Edmond LaVoie and Dr. Leroy Liu (hereinafter, "Inventors");

         WHEREAS, Rutgers has been designated by UMDNJ to handle the licensing of the Invention to Licensee;

         WHEREAS, Licensee entered into two Confidentiality Agreements with Rutgers/UMDNJ one effective February 23, 1995 and the other October 29, 1996 both terminating five (5) years from those respective dates for the purpose of evaluating the Invention;

         WHEREAS, Rutgers/UMDNJ and Licensee will be parties to a research agreement of even date herewith under which Licensee will fund research by Drs. LaVoie and Liu related to the Invention, which funding shall be in the amount of one hundred thousand dollars ($100,000) per year for the next three years from the effective date of such research agreement;

         WHEREAS, Licensee does not now make or sell any products that embody the invention, but desires to do so;

         WHEREAS, Licensee desires to receive from Rutgers/UMDNJ licenses to develop, commercially manufacture, and sell products embodying the Invention and Rutgers/UMDNJ is willing to grant Licensee such licenses;

         WHEREAS, Licensee has reviewed certain of the Rutgers/UMDNJ Technology prior to the date of this Agreement, subject to the confidentiality agreements, and wishes to obtain a license to the Rutgers/UMDNJ Patent Rights (as hereinafter defined) and the Rutgers/UMDNJ Technology (as hereinafter defined) as consideration for Licensee's continuing royalty obligation hereunder; and

         WHEREAS, Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents, as well as on Rutgers/UMDNJ Technology, all on the terms set forth herein;

         NOW THEREFORE, in consideration of the mutual promises and the covenants herein contained and intending to be bound thereby, the parties hereto agree as follows:


                                 1. DEFINITIONS

         1.01 The "Act" means 35 U.S.C. Section 200 et seq. and the regulations promulgated thereunder, as in effect from time to time.

         1.02 "Affiliate" means, with respect to any Entity (defined in paragraph 1.04 below), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity. "Control" shall mean, for this purpose, direct or indirect control of more than 50% of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

         1.03 "Bankruptcy Event" means, with respect to any Entity, a voluntary or involuntary proceeding by or against such Entity that is instituted in bankruptcy or under any insolvency law, or that a receiver or custodian is appointed for such Entity, or that proceedings are instituted by or against such Entity for corporate reorganization or the dissolution of such Entity, which proceedings or appointment, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing or appointment, or that such Entity makes an assignment for the benefit of creditors, or that substantially all of the assets of such Entity are seized or attached and not released within ninety
(90) days thereafter.

         1.04 "Entity" means a corporation, an association, a joint venture, a partnership, a trust, a university, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

         1.05 "Federal Government Interest" means the interest retained by the federal government in the Invention pursuant to the Act.

         1.06 "Improvements" means any inventions (whether patentable or not), information and data, in the Licensed Field (defined in paragraph 1.7 below) that are:

         (a) developed by Rutgers/UMDNJ during the term of this Agreement, the manufacture use or sale of which would infringe an issued or pending claim within the Rutgers/UMDNJ Patent Rights; or

         (b) developed by Rutgers/UMDNJ during the term of the Research Agreement and in the course of performing the research covered by the Research Agreement.

         1.07 "Licensed Field" means the use of Inventions for all human and animal uses.

         1.08 "Licensed Method" means any process, method, or use that is covered by Rutgers/UMDNJ Patent Rights or Rutgers/UMDNJ Technology or whose use or practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within Rutgers/UMDNJ Patent Rights.

         1.09 "Licensed Improvements" means those Improvements which are made:

         (a) to the Invention, the manufacture, use or sale of which would infringe an issued or pending claim within the Rutgers/UMDNJ Patent Rights; and

         (b) in the course of performing the research covered by the Research Agreement.

         1.10 "Licensed Product" means any material, substance, composition, service or kit, that is either:

         (a) covered by an issued or pending claim of Rutgers/UMDNJ Patent Rights or the manufacture, use or sale of which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any such claim; or

         (b) developed, made, sold, used, or registered using Rutgers/UMDNJ Technology, Licensed Method or Licensed Improvements in whole or in part.

         1.11 "Major Market Countries" shall mean each of France, Germany, Italy, the United Kingdom, the United States of America and Japan.

         1.12 "Net Sales" means the total of the gross consideration received for Licensed Products sold or transferred by Licensee less the sum of the following (to the extent actually paid or allowed, and net of rebates or allowances of such deductions):

         (a) cash discounts in customary amounts;

         (b) trade or quantity discounts or allowances (including refunds, rebates, charge backs, and retroactive price adjustments);

         (c) sales, use, tariff, or excise taxes imposed upon particular sales;

         (d) import/export duties; transportation charges and insurance.

Sales among Licensee and its Affiliates for ultimate third party use shall be disregarded for purposes of computing Net Sales. At the request of either party, but in no event more than once per year, royalties shall be valued by an independent accountant, investment banker or financial consultant selected by Licensee and reasonably acceptable to Rutgers/UMDNJ to ensure that such royalties are fairly based on an arms length transaction.

         1.13 "Payment Obligations" means the payment obligations of Licensee pursuant to paragraphs 4.4 and 5.1.

         1.14 "First Commercial Sale" means the initial transfer by or on behalf of Licensee, its Affiliate or its sublicensees of Licensed Products or the initial practice of a Licensed Method by or on behalf of Licensee, its Affiliate or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

         1.15 "Research Agreement" means the research agreement between Licensee and Rutgers/UMDNJ, substantially in the form of Exhibit A to be attached hereto, which funds further research in the field of Rutgers/UMDNJ Patent Rights and is to be executed at the same time as this License Agreement.

         1.16 "Rutgers/UMDNJ Patent Rights" means the following:

         (a) U.S. Patent Applications Numbers 08/442,857, 08/618,988 and [60]/011,452, any other patent application owned by Rutgers/UMDNJ that discloses or claims subject matter contained in Rutgers Files Docket Number 94-1003-1, 94-0930-1, 95-0419-2, 95-0419-3 or 96-0508-1 and
         counterpart foreign patents and patent applications owned by Rutgers/UMDNJ (which counterparts, including PCT filings, are listed in Exhibit B), including any reissues, extensions, substitutions, continuations, continuations-in-part, and divisions thereof; and

         (b) all U.S. and foreign patents and patent applications with respect to Licensed Improvements.

         1.17 "Rutgers/UMDNJ Technology" means all tangible information, Licensed Improvements (other than those contained in the Rutgers/UMDNJ Patent Rights) and physical objects related to the Invention or to Licensed Product, in the Licensed Field (other than

Rutgers/UMDNJ Patent Rights), including but not limited to formulations, materials, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, whether patentable or not, owned by Rutgers/UMDNJ, which Rutgers/UMDNJ has the right to disclose and license to Licensee, and which arose in the Inventors' laboratories under the direction of one or more of the Inventors prior to the effective date of this Agreement or in the performance of the Research Agreement.

         1.18 "Rutgers/UMDNJ Proprietary Technology" means Rutgers/UMDNJ Technology that is not:

         (a) received by Licensee from a third party lawfully in possession of same and having the right to disclose same; or

         (b) now or hereafter in the public domain through no fault of Licensee; or

         (c) independently developed by Licensee as demonstrated by written evidence without reference to information disclosed to Licensee by Rutgers/UMDNJ; or

         (d) disclosed without confidentiality restrictions by Licensee pursuant to the prior specific written approval of Rutgers/UMDNJ's Technology Transfer Department.

         1.19 "Warrants" means warrants to be issued by Licensee to Rutgers/UMDNJ to purchase 250,000 shares of common stock of Licensee at a price of $4.12 per share. The first 150,000 warrants, as set forth in sub-paragraphs
(a) through (d), shall have an expiration date ten (10) years from the effective date of this Agreement. The final 100,000 warrants, as set forth in sub-paragraph (e), shall have an expiration date fifteen (15) years from the effective date of this Agreement. Such warrants shall vest and shall be issued to Rutgers/UMDNJ, so long as this Agreement is still in effect, in accordance with the following schedule:

         [***]

         [***]

Such warrants shall provide for cashless exercise, piggyback registration rights in any registration subsequent to the first underwritten public offering by Licensee (subject to pro tanto cutbacks in favor of Licensee and any holder of demand registration rights, pro rata cutbacks with other holders of piggyback registration rights, underwriting lockups and other customary terms), antidilution protection relating to share splits, share recombinations and share dividends and other provisions protecting the owners of warrants which are customary and reasonably acceptable to the parties.


                                    2. GRANT

         2.1 Subject to the terms and conditions in this Agreement, Rutgers/UMDNJ hereby grants to Licensee, subject to the Act, the exclusive worldwide right and license in the Licensed Field under Rutgers/UMDNJ Patent Rights, Rutgers/UMDNJ Technology and Licensed Improvements to make, have made, use, offer for sale, import and sell Licensed Products and to use or practice any Licensed Method with respect to Licensed Products during the term of this Agreement.

         2.2 Subject to paragraph 13.3, Rutgers/UMDNJ expressly reserves the right to use the Invention, Rutgers/UMDNJ Patent Rights, Rutgers/UMDNJ Technology, Licensed Products, Licensed Methods and Licensed Improvements solely for educational and research purposes and to publish the results thereof but shall have no right to offer for sale, sell or commercialize any Licensed Product which right will have been exclusively licensed to Licensee hereunder.

         2.3 Rutgers/UMDNJ, principally through the Inventors, has disclosed certain Rutgers/UMDNJ Technology to Licensee subject to the terms of the Confidentiality Agreements entered into prior to the execution of this Agreement, some of which Rutgers/UMDNJ Technology was made available to the public without restriction. Accordingly, Rutgers/UMDNJ principally through the Inventors shall provide to Licensee the following information:

         (a) Within thirty (30) days of the execution of this Agreement, a list of all prior written publications, oral presentations and any other public disclosure of the Invention and/or Rutgers/UMDNJ Technology; and

         (b) Within four (4) months from the date of execution of this Agreement and from time to time thereafter, a list of all then existing Rutgers/UMDNJ Technology, Rutgers/UMDNJ Proprietary Technology and Improvements disclosed to the Rutgers/UMDNJ Office of Corporate Liaison and Technology Transfer, or in the case of the Inventors, known to them.

         2.4 Subject to the rights of third parties, Rutgers/UMDNJ hereby agrees that Licensee shall have a reasonable opportunity (for a period not to exceed three (3) months from disclosure pursuant to paragraph 2.3) to negotiate a royalty bearing license to any Improvements in the Licensed

Field (specifically excluding Licensed Improvements which shall be subject to this License pursuant to paragraph 2.1).


                                 3. SUBLICENSES

         3.1 Rutgers/UMDNJ grants to Licensee the right to grant sublicenses to third parties under the licenses granted in Article 2, provided that Licensee has current exclusive rights thereto under this Agreement. To the extent feasible, sublicenses shall contain all of the obligations of the Licensee to Rutgers/UMDNJ and to the United States government and be consistent with the nonmonetary terms of this Agreement.

         3.2 Within thirty (30) days after execution or receipt thereof, as applicable, Licensee shall provide Rutgers/UMDNJ with a copy of each sublicense issued hereunder and shall deliver copies of all royalty reports received by Licensee from such sublicensees.

         3.3 Upon termination of this Agreement other than by expiration pursuant to Article 9, any and all sublicenses shall survive such termination.


         4. PRECLINICAL DEVELOPMENT FEE, LICENSE MAINTENANCE FEES, EQUITY AND
                               MILESTONE PAYMENTS

         4.1 Licensee agrees to pay to Rutgers/UMDNJ a fifteen thousand dollar ($15,000) license fee within ninety (90) days of the execution of this Agreement.

         4.2 Licensee agrees to pay to Rutgers/UMDNJ a License Maintenance Fee of fifteen thousand dollars ($15,000) beginning on October 1, 1997, and continuing annually on October 1 of each subsequent year. The License Maintenance Fee shall not be payable on any due date if on said date Licensee is funding research in an amount greater than or equal to $100,000 per year at Rutgers/UMDNJ or if such date follows the First Commercial Sale of Licensed Product by Licensee or its sublicensees. The License Maintenance Fee is non-refundable and is not an advance against royalties.

         4.3 Licensee shall issue the Warrants to Rutgers/UMDNJ in accordance with the vesting schedule contained in the definition thereof.

         4.4 Licensee will pay to Rutgers/UMDNJ semi-annually, concurrently with its payment of royalties as provided in paragraph 5.1, [***] of all non-royalty consideration received by Licensee during the two most recently concluded fiscal quarters from sublicensing or transferring (other than to Affiliates of Licensee) the rights licensed to Licensee hereunder except for the following:

         [***]




Subject to Article 17 of this Agreement, amounts due under this Article 4.4 alone shall not be reduced in the aggregate by more than [***] in any year.

         4.5 Licensee shall pay to Rutgers/UMDNJ Milestone Payment Fees, so long as this Agreement remains in effect, in accordance with the following schedule:



                  Event                                                         Amount

         (a)  Payment on the earlier of October 31,                             $ 15,000
         1999, or the date of the first filing of an application
         for an Investigational New Drug (IND) with the United
         States Food and Drug Administration (FDA) or its
         equivalent in another Major Market Country

         (b)  By the earlier of October 31, 2001,                               $ 25,000
         or the date of initiation of Phase II trials (including any trial designated Phase I/II) in the United States or another
         Major Market Country

         (c)  Payment by the earlier of October 31,                             $ 45,000
         2005 or the date of first filing a New
         Drug Application (NDA) with the United States
         FDA or its equivalent in another Major
         Market Country

         (d)  Payment by the earlier of October 31,                             $150,000
         2008 or the date of first final approval of
         an NDA by the United States FDA or its equivalent in
         another Major Market Country


These Milestone Payment Fees shall be paid to Rutgers/UMDNJ within thirty (30) days after the occurrence of the events set forth on the schedule above and shall not be refundable or creditable against royalties. In no event shall any milestone payment be payable with respect to more than one Licensed Product.

                                  5. ROYALTIES

         5.1 Except as otherwise required by law, Licensee shall pay to Rutgers/UMDNJ:

         (a) a semi-annual royalty based on Net Sales during the two most recently concluded fiscal quarters calculated as follows:

                  (i) to the extent a Rutgers/UMDNJ Patent Right underlying a Licensed Product is unexpired in a country, a royalty of [***]



         [***]



         [***]


Subject to Article 17 this Agreement, amounts due under this Article 5.2 alone shall not be reduced [***]

         5.2 No Payment Obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if:

         (a) there are no issued Rutgers/UMDNJ Patent Rights underlying such Licensed Product in such country; and

         (b) to the extent that a patent application is pending, there is no claim within such patent application on which a royalty herein can reasonably be based which has been pending for less than seven (7) years since the initial filing date; and

         (c) no Rutgers/UMDNJ Proprietary Technology is used with respect to, or embodied in such Licensed Product.

         5.3 Royalties payable to Rutgers/UMDNJ shall be paid semi-annually on or before June 30 and December 31 of each calendar year. Each such payment will be for unpaid royalties that accrued within or prior to Licensee's two most recently completed calendar quarters.

         5.4 Licensee shall pay to Rutgers/UMDNJ a minimum annual payment equal to the amount set forth on the following schedule:


         [***]



for the term of this Agreement beginning with the year of First Commercial Sale of any Licensed Product in a Major Market Country. This minimum annual payment shall be paid to Rutgers/UMDNJ by December 31 of each year and shall be credited against the Payment Obligations due and owing for the calendar year in which the minimum annual payment is supposed to be made. The first year's minimum annual payment shall be prorated by the fractional number of full months remaining in that calendar.

         5.5 Licensee shall be entitled to credit against the royalty revenue payable pursuant to paragraph 5.1(a) and (b) in the amount of [***] provided that in no event shall such credit:


         [***]



Within (3) years after receipt of each installment of such credit, Licensee shall invest one-half of such installment in research or clinical trials at Rutgers and UMDNJ (to be shared between the parties as they deem appropriate) to be negotiated in good faith between the parties at that time.

         5.6 All amounts due Rutgers/UMDNJ shall be payable in United States Dollars in New Brunswick, New Jersey. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

         5.7 Royalties earned with respect to sales occurring in any country outside the United States shall be reduced by any taxes, fees or other charges imposed by the government of such country on the remittance of income. The parties shall reasonably cooperate with each other in execution of documents which will avoid or reduce such taxes, fees and charges. Licensee shall be responsible for all bank transfer charges.

         5.8 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties due to Rutgers/UMDNJ from Licensee's other sources of United States Dollars.

         5.9 In the event that any patent or any claim thereof included within the Rutgers/UMDNJ Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision, or that are based on Rutgers/UMDNJ Technology.

         5.10 [***]





                                  6. DILIGENCE

         6.1 Licensee, upon execution of this Agreement, shall use all reasonable efforts to develop, test, obtain regulatory approval, and manufacture Licensed Products in all Major Market Countries, and any other countries in which it is deemed reasonable and prudent to do so, in which Rutgers/UMDNJ Patent Rights exist within a reasonable time after execution of this Agreement and shall, within a reasonable time after obtaining requisite regulatory approvals, earnestly and diligently endeavor to market and sell the same in quantities sufficient to meet the market demands therefor.

         6.2 Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.

         6.3 If Licensee or its sublicensees fail to perform any of the following:

         (a) commence commercial marketing of Licensed Products in each Major Market Country within six (6) months of receiving approval of such Licensed Product in such country unless there is a significant, prudent and reasonable business reason not to do so;

         (b) reasonably fill the market demand for Licensed Products in each Major Market Country following commencement of marketing in such country at all times during the exclusive period of this Agreement; or

         (c) until the Minimum Payment Obligation's of paragraph 5.4 are triggered, spend an aggregate of not less than:

                  (i) $200,000 in Year One;
                  (ii) $300,000 in Year Two; and
                  (iii) $500,000 in Year Three, and each year of this Agreement thereafter for the development, research, manufacture, regulatory approval, marketing and selling of Licensed Products (including without limitation, allocated overhead expenses and Sponsored Research expenses);

         (d) execute the Sponsored Research Agreement within forty-five (45) days of the execution of this Agreement, or, where good faith negotiations are continuing, for such longer period of time as agreed to by and between the parties, providing for the funding of research in the amount of at least $100,000 for the first three years;

then Rutgers/UMDNJ shall have the right and option upon sixty (60) days written notice, either to terminate this Agreement in the countries where Licensee has failed to perform or to reduce Licensee's exclusive license to a nonexclusive license in the countries where Licensee has failed to perform, provided that any such notice must be given within four (4) months after the occurrence or from the time at which Rutgers/UMDNJ Office of Technology Transfer has or should have knowledge of the occurrence of the alleged violation complained of in such notice and Licensee does not cure the matter specified in such notice within said sixty (60) day period. Should the Licensee fail to cure the matters specified in such notice within said sixty (60) day period, the termination shall be effective at the end of said period. This right, if exercised by Rutgers/UMDNJ, supersedes the rights granted in Article 2 (GRANT).


                         7. PROGRESS AND ROYALTY REPORTS

         7.1 Beginning December 31, 1997, and annually thereafter, Licensee shall submit to Rutgers/UMDNJ a progress report covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each Major Market Country and for other countries upon request by Rutgers/UMDNJ.

         7.2 Subject to applicable law, the progress reports submitted under paragraph 7.1 shall include sufficient information to enable Rutgers/UMDNJ to determine Licensee's progress in fulfilling its obligations under Article 6 and shall contain information with respect to the following topics:


         -        summary of work completed
         -        key scientific discoveries
         - summary of work in progress, including product development and testing and progress in obtaining government approvals

         - market plans for introduction of Licensed Products in countries in which Licensed Product has not been introduced

         - aggregate dollar value spent in the reporting period for research, development, and marketing of Licensed Products

         - activities in obtaining sublicensees and activities of sublicensees

         - financial statements as of the end of the previous calendar quarter

         -        activities under the Research Agreement

         7.3 Licensee shall have a continuing responsibility to keep Rutgers/UMDNJ informed of its large/small Entity status (as defined by the United States Patent and Trademark Office).

         7.4 Subject to applicable law, Licensee shall report to Rutgers/UMDNJ in its immediately subsequent progress or royalty report the date of First Commercial Sale of each Licensed Product in each country.

         7.5 After the First Commercial Sale of a Licensed Product anywhere in the world by Licensee or its sublicensees, Licensee will make semi-annual royalty reports to Rutgers/UMDNJ on or before each June 30 and December 31 of each year. Each such royalty report will cover Licensee's two most recently completed calendar quarters and will show the following:

         (a) the gross sales and Net Sales of each type of Licensed Product and a clear indication of how Net Sales and other consideration due to Rutgers/UMDNJ hereunder were calculated;

         (b) the royalties and other consideration, in U.S. dollars, payable hereunder;

         (c) the exchange rate used, if any; and

         (d) any other information reasonably requested by Rutgers/UMDNJ in support or explanation thereof.

         7.6 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.



                              8. BOOKS AND RECORDS

         8.1 Licensee shall keep, cause its Affiliates to keep and use its best efforts to cause its sublicensees to keep complete and accurate books and records in accordance with generally accepted accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Rutgers/UMDNJ reasonably acceptable to Licensee at reasonable times upon reasonable notice and may be exercised no more than two times per calendar year.

         8.2 The fees and expenses of Rutgers/UMDNJ representatives performing such an examination shall be borne by Rutgers/UMDNJ. However, if an error in royalties in an amount equal to the greater of five percent (5%) of the total royalties due for any year or fifty thousand dollars ($50,000) is discovered, then the fees and expenses of these representatives shall be borne by Licensee.


                            9. TERM OF THE AGREEMENT

         9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect with respect to each Licensed Product in each country of the world until the longer of:

         (a) expiration of the last-to-expire Rutgers/UMDNJ Patent Right licensed under this Agreement in such country; or

         (b) ten years from the date of First Commercial Sale of a Licensed Product in such country.

         9.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:



          Article 8           Books and Records
          Article 12          Disposition of Licensed Products on Hand Upon
                              Termination
          Article 13          Use of Names, Trademarks and Confidential Data
          Article 14          Representations and Warranties
          Article 18          Indemnification
          Article 23          Failure to Perform
          Article 28          Confidentiality


                        10. TERMINATION BY RUTGERS/UMDNJ

         10.1 If Licensee should materially breach or fail to perform in any material respect any material provision of this Agreement then Rutgers/UMDNJ may give written notice of such default to Licensee. If Licensee should fail to cure such default within sixty (60) days after the effective date of such notice, Rutgers/UMDNJ shall have the right to terminate this Agreement and the licenses herein by a second written notice to Licensee. If a notice of termination is sent to Licensee, this Agreement shall automatically terminate on the effective date of such notice. Termination shall not relieve Licensee of its obligation to pay all amounts due to Rutgers/UMDNJ as of the effective date of termination and shall not impair any accrued right of Rutgers/UMDNJ.

         10.2 Rutgers/UMDNJ may terminate this Agreement immediately on written notice to Licensee upon the occurrence of a Bankruptcy Event with respect to Licensee.


                           11. TERMINATION BY LICENSEE

         11.1 Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Rutgers/UMDNJ Patent Rights by giving ninety (90) days notice thereof in writing to Rutgers/UMDNJ. If such termination in whole is within the first year of this Agreement, other than in the first three (3) months, Licensee shall pay Rutgers/UMDNJ a relicensing fee of Ten Thousand Dollars ($10,000).

         11.2 Any termination pursuant to the above paragraph shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to Rutgers/UMDNJ hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Rutgers/UMDNJ arising under this Agreement prior to such termination.


              12. DISPOSITION OF LICENSED PRODUCTS AND INFORMATION
                            ON HAND UPON TERMINATION

         12.1 Upon termination of this Agreement by either party:

         (a) Licensee may sell all previously made or partially made Licensed Products, but no more (and may complete Licensed Products for which materials have been ordered or manufactured) within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; and

         (b) Licensee shall promptly return, and shall use all reasonable efforts to cause its sublicensees to return, to Rutgers/UMDNJ all Rutgers/UMDNJ Technology, and other property belonging to Rutgers/UMDNJ, if any, that has been provided to Licensee or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others).

           13. USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION

         13.1 Nothing contained in this Agreement shall be construed as granting any right to Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Rutgers/UMDNJ or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Rutgers/UMDNJ; provided, however, that Rutgers/UMDNJ acknowledges and agrees that Licensee may use Rutgers/UMDNJ's name and the names of Drs. LaVoie and Liu in various documents used by Licensee for capital raising and financing without such prior written consent where the use of such names may be required by law. Rutgers/UMDNJ acknowledges that Drs. LaVoie and Liu may act as consultants and scientific advisors to Licensee with respect to the licenses granted to Licensee hereunder, subject to Rutgers/UMDNJ policies.

         13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Rutgers/UMDNJ and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Rutgers/UMDNJ and Licensee as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

         13.3 In the event that Rutgers/UMDNJ desires to publish or disclose, by written, oral or other presentation, Licensed Improvements, Rutgers/UMDNJ Patent Rights, Rutgers/UMDNJ Proprietary Technology or any material information related thereto which the Inventors reasonably believe jeopardize the aforementioned rights the Inventors shall notify Licensee and Rutgers/UMDNJ in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least fifteen
(15) days prior to any speech, lecture or other oral presentation and at least 60 days before any written or other publication or disclosure. The Inventors shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. Licensee may request that the Inventors and Rutgers/UMDNJ, no later than 30 days following the receipt of such notice, delay such publication or disclosure in order to enable Licensee to request that Rutgers/UMDNJ file, or have filed on its behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such request, Rutgers/UMDNJ and the Inventors shall arrange for a delay in publication or disclosure until such time as Rutgers/UMDNJ has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to Licensee and Rutgers/UMDNJ. If neither the Inventors nor Rutgers/UMDNJ receive any such request from Licensee to delay publication or disclosure, Rutgers/UMDNJ or the Inventors may submit such material for publication or presentation or make such other publication or disclosure. If Rutgers/UMDNJ has not filed, or had filed on its behalf, such patent application, copyright or other appropriate intellectual property protection within thirty (30) days of a request by Licensee to Rutgers/UMDNJ to do so, Licensee shall have the right but not the obligation to file on behalf of Rutgers/UMDNJ any appropriate intellectual property protection upon notice to Rutgers/UMDNJ within fifteen (15) days of the expiration of said thirty (30) day period. Upon receipt of such notice, Rutgers/UMDNJ shall arrange for a delay in publication or disclosure until such time as Licensee has filed such patent application, copyright or other appropriate form of intellectual property protection which Licensee agrees to file as soon as is reasonably practicable provided, however that said deferral shall not exceed ninety (90) days from the receipt of such notice.


                              14. LIMITED WARRANTY

         14.1 As of the effective date of this Agreement Rutgers/UMDNJ represents the following:

         (a) Rutgers/UMDNJ has the right to grant the license granted in this agreement, subject to the Federal Government Interest;

         (b) Rutgers/UMDNJ has made an effective election under the Act to retain title to the Rutgers/UMDNJ Patent Rights;

         (c) attached as Exhibit C are copies of all United States Government funding agreements underlying the Invention and all related progress reports;

         (d) the Rutgers Office of Corporate Liaison and Technology Transfer, after inquiry of its counterpart at UMDNJ, the Inventors, and the Office of the General Counsel has no notice of:

                  (i) any infringement or misappropriation by any third party of any of the Rutgers/UMDNJ Patent Rights or Rutgers/UMDNJ Technology;

                  (ii) any claim by a third party contesting the validity of any Rutgers/UMDNJ Patent Rights or Rutgers/UMDNJ Technology; or

                  (iii) any pending or threatened litigation, or contested administrative proceedings, with respect to the Invention, the Rutgers/UMDNJ Patent Rights or the Rutgers/UMDNJ Technology; and

         (e) all topoisomerase inhibitors developed or under development by Dr. LaVoie or Dr. Liu which have been disclosed to Rutgers/UMDNJ Office of Corporate Liaison and Technology Transfer have been disclosed to Licensee. Additionally, Rutgers/UMDNJ Office of Corporate Liaison and Technology Transfer has no knowledge of any other topoisomerase inhibitors under development by Drs. LaVoie and Liu.

         14.2 The Inventors represent the following:

         (a) they have no knowledge of any infringement, misappropriation, claim, litigation or contested administrative proceeding with respect to the Invention, the Rutgers/UMDNJ Patent Rights or the Rutgers/UMDNJ Technology;

         (b) any pending or threatened litigation, or contested administrative proceedings, with respect to the Invention, the Rutgers/UMDNJ Patent Rights or the Rutgers/UMDNJ Technology;

         (c) any claim by a third party contesting the validity of any Rutgers/UMDNJ Patent rights or Rutgers/UMDNJ Technology; or

         (d) all topoisomerase inhibitors developed or under development by the Inventors have been disclosed to Licensee.

         14.3 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. RUTGERS/UMDNJ MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

         14.4 IN NO EVENT WILL RUTGERS/UMDNJ BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS OR RUTGERS/UMDNJ TECHNOLOGY.

         14.5 Subject to the provisions of paragraph 14.1, nothing in this Agreement shall be construed as:

         (a) a warranty by Rutgers/UMDNJ as to the validity or scope of any Rutgers/UMDNJ Patent Rights or Rutgers/UMDNJ Technology;

         (b) a warranty that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property of third parties;

         (c) an obligation to bring or prosecute actions or suits against third parties except as provided in Article 17;

         (d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Rutgers/UMDNJ, other than Rutgers/UMDNJ Patent Rights and Rutgers/UMDNJ Technology as defined herein, regardless of whether such patents are dominant or subordinate to Rutgers/UMDNJ Patent Rights; or

         (e) an obligation to furnish any know-how not provided in Rutgers/UMDNJ Patent Rights and Rutgers/UMDNJ Technology.

                             15. PATENT PROSECUTION
                                 AND MAINTENANCE

         15.1 Rutgers/UMDNJ, in cooperation with Licensee shall diligently prosecute and maintain the United States patents comprising Rutgers/UMDNJ Patent Rights through counsel mutually agreeable to Licensee and Rutgers/UMDNJ. Counsel shall take instructions from Rutgers/UMDNJ. Additionally, Rutgers/UMDNJ or patent counsel shall provide a copy of any and all correspondence or other relevant documentation between Rutgers/UMDNJ and/or patent counsel and the United States Patent and Trademark Office, any governmental agency or other party (excluding internally distributed correspondence) where such documentation pertains to the prosecution and maintenance of the aforementioned United States patents which documentation shall include but not be limited to all bar dates, filing dates, notification dates and other relevant dates. Licensee agrees to keep confidential all documentation relating to the prosecution and maintenance of Rutgers/UMDNJ Patent Rights so long as it is Rutgers/UMDNJ Confidential Material.

         15.2 Rutgers/UMDNJ shall give due consideration to amending any patent application to include claims reasonably requested by Licensee to protect the Licensed Products contemplated to be sold under this Agreement.

         15.3 Rutgers/UMDNJ shall cooperate with Licensee in applying for an extension of the term of any patent included within Rutgers/UMDNJ Patent Rights if appropriate under any applicable statute. Licensee shall prepare all such documents, and Rutgers/UMDNJ agrees to execute such documents and to take such additional action as Licensee may reasonably request in connection therewith.

         15.4 All future costs of preparing, filing, prosecuting, defending and maintaining all United States patent applications and/or patents, including interferences and oppositions, and, subject to paragraphs 15.5 and 15.6, all corresponding foreign patent applications and patents covered by Rutgers/UMDNJ Patent Rights shall be paid by Licensee. In addition, upon presentation of appropriate evidence of such expense, Licensee shall pay all past patent prosecution costs for the Rutgers/UMDNJ Patent Rights incurred by Rutgers/UMDNJ prior to the execution of this Agreement which Rutgers/UMDNJ estimates to be approximately $23,561.52 based on information currently available to Rutgers/UMDNJ, which amount shall be due within sixty (60) days of the execution of this Agreement. Current and future costs shall be payable by Licensee within sixty (60) days of the billing date. If bills in excess of $10,000 remain outstanding for more than such 60-day period after notice to Licensee then Rutgers/UMDNJ may send a notice of termination to Licensee referencing such bills and enclosing copies of invoices against which the same are payable, and unless Licensee pays such bills within ninety (90) days after the effective date of giving the termination notice in accordance with Article 19 or is contesting such bills in good faith, Rutgers/UMDNJ may terminate this Agreement at the end of such 90-day period.

         15.5 Rutgers/UMDNJ shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Rutgers/UMDNJ Patent Rights in foreign countries if available. Licensee consents to the filing of all PCT and foreign patent applications that have already been filed as of the effective date of this Agreement. Licensee shall notify Rutgers/UMDNJ within six (6) months of the filing of the corresponding United States application (or, with respect to United States applications pending as of the date of execution of this Agreement, within three (3) months of the execution of this Agreement) of the foreign jurisdictions in which it wishes to seek corresponding patent protection. This notice shall be in writing. The absence of such a notice from Licensee shall be considered by Rutgers/UMDNJ to be an election not to request foreign rights.

         15.6 Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that:

         (a) Licensee shall have no such obligation with respect to patent prosecutions in foreign jurisdictions other than those in process as of the date of this Agreement or which are designated in a notice to Rutgers/UMDNJ pursuant to paragraph 15.5; and

         (b) Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months' written notice to Rutgers/UMDNJ. Rutgers/UMDNJ shall use reasonable efforts to curtail patent costs when such a notice is received from Licensee. Licensee shall promptly pay patent costs incurred prior to the expiration of such three-month period which cannot be so curtailed. Commencing at the expiration of such three-month period, Rutgers/UMDNJ may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and Licensee shall have no further right or licenses thereunder or related to Rutgers/UMDNJ Technology in the relevant jurisdiction.

         15.7 Rutgers/UMDNJ shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by Rutgers/UMDNJ to others together with Rutgers/UMDNJ Technology in the relevant jurisdiction.

         15.8 Rutgers/UMDNJ shall not abandon any patent applications or issued patent comprising Rutgers/UMDNJ Patent Rights or otherwise fail to prosecute diligently or maintain any Rutgers/UMDNJ Patent Rights except following at least forty-five (45) days written notice to Licensee, following which Licensee shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Rutgers/UMDNJ Patent Rights under its own control and expense.


                               16. PATENT MARKING

         16.1 Licensee shall mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                             17. PATENT INFRINGEMENT

         17.1 In the event that Licensee shall learn of the infringement of any patent or right licensed under this Agreement, Licensee shall call Rutgers/UMDNJ's attention thereto in writing. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Rutgers/UMDNJ Patent Rights or such other intellectual property rights without first obtaining consent of the other party, which consent shall not be unreasonably withheld. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation. Rutgers/UMDNJ shall have the first option to undertake the enforcement of the Rutgers/UMDNJ Patent Rights, provided, however, that Licensee may join with Rutgers/UMDNJ and its counsel in prosecuting such legal action, provided, however, that if the use of counsel chosen by Rutgers/UMDNJ would present such counsel with a conflict of interest then Licensee may obtain counsel of its choice at its sole expense.

         17.2 Licensee may request that Rutgers/UMDNJ take legal action against the infringement of Rutgers/UMDNJ Patent Rights licensed under this Agreement. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If Rutgers/UMDNJ does not commence a diligent legal challenge within sixty (60) business days after such request (or immediately in the event Licensee requests that Rutgers/UMDNJ seek provisional relief and reasonably demonstrates that such relief is required), and the infringing activity has not been abated within such time, or if at any time thereafter Rutgers/UMDNJ does not persist in such diligent legal challenge until the infringement has been abated, Licensee may, if the infringement occurred in a jurisdiction where Licensee had exclusive rights under this Agreement, have control over the prosecution of legal actions relating thereto. However, in the event Licensee elects to bring suit in accordance with this paragraph 17.2, Rutgers/UMDNJ may thereafter join with Licensee and its counsel in prosecuting such legal action, provided, however, that if the use of counsel chosen by Rutgers/UMDNJ would present such counsel with a conflict of interest then Rutgers/UMDNJ may obtain counsel of its choice at its sole expense.

         17.3 Recoveries or reimbursements from any such litigation or settlement within the scope of paragraph 17.2 in a jurisdiction in which Licensee had exclusive rights under this Agreement at the time of the infringement shall be first applied to reimburse Licensee and/or Rutgers/UMDNJ for out-of-pocket litigation costs (with respect to Licensee, to the extent not theretofore credited against royalties in accordance with paragraph 17.5) and then to Rutgers/UMDNJ for any royalties past due or withheld pursuant to paragraph 17.5. Any remaining recoveries or reimbursements shall be divided between Licensee and Rutgers/UMDNJ at a rate of 15% to Rutgers/UMDNJ and 85% to Licensee.

         17.4 In the event that a claim or suit is asserted or brought against Licensee alleging that the manufacture or sale of any Licensed Product by Licensee or its sublicensees, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, Licensee shall give written notice thereof to Rutgers/UMDNJ. Licensee may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 17.6. Otherwise, Licensee shall have the right, but not the obligation, to defend any such claim or suit. In the event Licensee elects not to defend such suit, Rutgers/UMDNJ shall have the right, but not the obligation to do so at its sole expense.

         17.5 [***] payable to Rutgers/UMDNJ hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one half of such litigation costs in such country exceed 50% of royalties payable to Rutgers/UMDNJ in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgement or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

         17.6 Licensee shall not settle or compromise any suit in a manner that imposes any obligations or restrictions on Rutgers/UMDNJ or grants any rights to the Rutgers/UMDNJ Patent Rights without Rutgers' written permission, which permission shall not be unreasonably withheld. Rutgers/UMDNJ shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensee without Licensee's written permission, which permission shall not be unreasonably withheld.

         17.7 In any action to enforce any of the Rutgers/UMDNJ Patent Rights, either party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

         17.8 Notwithstanding the foregoing, with respect to any country in which a third-party commences a legal action in any country in which Licensee has exclusive rights under this Agreement alleging that the practice of Rutgers/UMDNJ Patent Rights infringes the third-party's patent rights, Licensee shall withhold, pending final resolution of the litigation, [***]


                        18. INDEMNIFICATION AND INSURANCE

         18.1 Licensee shall indemnify, hold harmless and defend Rutgers/UMDNJ, its governors, trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of this license or any sublicense. This indemnification shall include, but is not limited to, any and all claims alleging products liability. Notwithstanding the foregoing, Licensee shall not have responsibility to assume the defense of any claim prosecuted against both Licensee and Rutgers/UMDNJ to the extent there is an actual or potential conflict of interest requiring separate representations (it being understood that Licensee shall nevertheless remain responsible for indemnifying Rutgers/UMDNJ for defense costs to the extent provided herein). In the absence of such a conflict, any separate representation of Rutgers/UMDNJ with respect to a claim asserted against both Licensee and Rutgers/UMDNJ shall, if at Rutgers/UMDNJ's request, be at Rutgers/UMDNJ's expense.

         18.2 Licensee shall, from the commencement of Company sponsored human clinical trials, at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force, with insurers acceptable to Rutgers/UMDNJ, or an equivalent program of self insurance acceptable to Rutgers/UMDNJ the following types of insurance:


         [***]


         (b) It is expressly understood and agreed, however, that the insurance coverage and limits stated in (a) above shall not in any way limit the liability of Licensee and that the required insurance shall be primary coverage. Any insurance Rutgers/UMDNJ may purchase will be excess and noncontributory. Licensee's liability insurance will be endorsed to specifically name Rutgers/UMDNJ as an additional insured and provide as primary coverage.

         (c) Licensee shall furnish Rutgers/UMDNJ with a Certificate of Insurance evidencing the coverage and limits required pursuant to (a) above. The Certificate of Insurance shall:

                  (i) Provide for thirty (30) day advance written notice to Rutgers/UMDNJ of cancellation or alteration of policy limits;

                  (ii) Indicate that Rutgers/UMDNJ has been endorsed as an additional insured under the coverages referred to above;

                  (iii) Include a provision that the insurance will be primary and any valid and collectible insurance or program of self-insurance carried or maintained by Rutgers/UMDNJ shall be excess and noncontributory.

         18.3 Rutgers/UMDNJ shall promptly notify Licensee in writing of any claim or suit brought against Rutgers/UMDNJ in respect of which Rutgers/UMDNJ intends to invoke the provisions of paragraph 18.1. Licensee shall keep Rutgers/UMDNJ informed on a current basis of its defense of any claims pursuant to paragraph 18.1. Rutgers/UMDNJ shall provide full cooperation to Licensee in such defense and make available to Licensee all documentary and other evidence in its possession with respect thereto. Licensee shall not settle any claim or suit on terms that impose any obligations or restrictions on Rutgers/UMDNJ without Rutgers/UMDNJ written permission, which permission shall not be unreasonably withheld.

         18.4 Notwithstanding the foregoing, if the requirements of this Article 18 are not consistent with general industry norms or good business practices at the time, Rutgers/UMDNJ agrees to negotiate in good faith to modify this Article 18; provided, however, that if the Licensee using good faith reasonable efforts can not obtain the insurance required by this Article 18 at rates which are prudent given the Licensee's financial position as determined by the Board of Directors of Licensee at the time such insurance is required then Rutgers/UMDNJ may modify or waive the requirements of this Article 18 until the earlier of:

         (a) a determination by the Board of Directors of the Licensee that Licensee's financial position permits it to obtain the insurance required by this Article 18; and

         (b) the First Commercial Sale of any of Licensed Product by Licensee or its sublicensees.


                                   19. NOTICES

         19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by facsimile where confirmed by the receiving party or if mailed by registered or certified mail (return receipt requested) to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.


In the case of Rutgers/UMDNJ:

Rutgers, The State University of New Jersey
Office of Corporate Liaison and Technology Transfer
P. O. Box 1179
ASB Annex II, Bevier Road, Busch Campus
Piscataway, NJ 08855-1179
Attention: Director
Fax:     (908) 445-5670


In the case of Licensee:

President and CEO
AVAX Technologies, Inc.
5353 Sunset Drive
Kansas City, Missouri 64112

Attention: Dr. Jeff Jonas
Fax:       (816) 444-8434

With a copy to:

AVAX Technologies, Inc.
787 Seventh Avenue
New York, NY 10019
Attn:  Secretary
Fax      (212) 554-4355


                                20. ASSIGNABILITY

         20.1 This Agreement is binding upon and shall inure to the benefit of Rutgers/UMDNJ, its successors and assigns, but shall be personal to Licensee and assignable by Licensee only with the written consent of Rutgers/UMDNJ, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Licensee may, without such consent, assign this Agreement in whole or in part to:

         (a) a purchaser, merging or consolidating corporation, or acquiror of substantially all of Licensee's assets or business and/or pursuant to any reorganization of Licensee qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time; or

         (b) any Affiliate of Licensee so long as Licensee remains responsible as guarantor for the performance of this Agreement.


                                21. LATE PAYMENTS

         21.1 In the event any amounts due Rutgers/UMDNJ hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, Licensee shall pay to Rutgers/UMDNJ interest charges at a rate of four percent (4%) over the prime lending rate most recently announced by Citibank, N.A. Such interest shall be calculated from the date payment was due until actually received by Rutgers/UMDNJ.


                                   22. WAIVER

         22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                             23. FAILURE TO PERFORM

         23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.


                               24. GOVERNING LAWS

         24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.


                         25. FOREIGN GOVERNMENT APPROVAL
                                 OR REGISTRATION

         25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.


                             26. EXPORT CONTROL LAWS

         26.1 Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.


                               27. CONFIDENTIALITY

         27.1 Any proprietary or confidential information relating to the Invention (including but not limited to Rutgers/UMDNJ Technology and patent prosecution documents relating to Rutgers/UMDNJ Patent Rights) collectively constitute "Rutgers/UMDNJ Confidential Information." Licensee agrees that it will not use Rutgers/UMDNJ Confidential Information for any purpose unrelated to this Agreement or the Research Agreement, and will hold it in confidence during the term of this Agreement and for a period of five years after the termination or expiration date of this Agreement. Licensee shall exercise with respect to such Rutgers/UMDNJ Confidential Information the same degree of care as Licensee exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of

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confidentiality as Licensee is bound by pursuant to this Agreement). However, such undertaking of confidentiality by Licensee shall not apply to any information or data which:

         (a) Licensee receives at any time from a third party lawfully in possession of same and having the right to disclose same;

         (b) is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of Licensee;

         (c) is independently developed by Licensee as demonstrated by written evidence without reference to information disclosed to Licensee by Rutgers/UMDNJ;

         (d) is disclosed pursuant to the prior written approval of Rutgers/UMDNJ; or

         (e) is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Rutgers/UMDNJ and Rutgers/UMDNJ has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

         27.2 Any proprietary or confidential information or data acquired (from a source other than Rutgers/UMDNJ) or developed by Licensee and disclosed to Rutgers/UMDNJ under this Agreement constitute collectively "Licensee's Confidential Information". Rutgers/UMDNJ agrees that it will not use Licensee's Confidential Information for any purpose unrelated to this Agreement or the Research Agreement and that it will hold Licensee's Confidential Information in confidence during the term of this Agreement and for a period of five years after the termination or expiration date of this Agreement. Rutgers/UMDNJ shall exercise with respect to such Licensee Confidential Information the same degree of care as Rutgers/UMDNJ exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit the disclosure of Licensee's Confidential Information to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as Rutgers/UMDNJ is bound by pursuant to this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

         (a) Rutgers/UMDNJ receives at any time from a third party lawfully in possession of same and having the right disclose same;

         (b) is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of Rutgers/UMDNJ;

         (c) is independently developed by Rutgers/UMDNJ as demonstrated by written evidence without reference to information disclosed to Rutgers/UMDNJ by Licensee;

         (d) is disclosed pursuant to the prior written approval of Licensee; or

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         (e) is required to be disclosed pursuant to law or legal process
         (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Licensee and Licensee has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.


                28. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

         28.1 In the event either party receives notice pertaining to any patent included within Rutgers/UMDNJ Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, hereinafter, "the Act"), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an Abbreviated New Drug Application ("ANDA") or a "paper" New Drug Application ("paper NDA"), or in the case of an infringement of Rutgers/UMDNJ Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

         28.2 If Licensee wishes action to be taken against such infringement, as provided in the Act, Licensee shall request such action by written notice to Rutgers/UMDNJ. Within [thirty (30)] days of receiving said request, Rutgers/UMDNJ will give written notice to Licensee of its election to:

         (a) commence suit on its own account; or

         (b) refuse to participate in such suit.

If Rutgers/UMDNJ elects not to bring such suit and the infringement occurred during a period that Licensee had exclusive rights under this license, then Licensee may thereafter bring suit for patent infringement as provided by the Act. However, in the event Licensee elects to bring suit in accordance with this paragraph, Rutgers/UMDNJ may thereafter join such suit at its own expense.

         28.3 The provisions of paragraphs 17.3 through 17.6 shall likewise apply to any legal action brought under this Article 28.

         28.4 Rutgers/UMDNJ hereby authorizes Licensee to include in any NDA for a Licensed Product a list of patents included within Rutgers/UMDNJ Patent Rights identifying Rutgers/UMDNJ as patent owner.


                                 29. ARBITRATION

         Except with respect to disputes relating to product liability and other third party claims, any dispute arising from or relating to this Agreement shall be determined before a tribunal of three arbitrators in New York, New York in accordance with the rules of the American Arbitration

Association. One arbitrator shall be selected by Rutgers/UMDNJ, one arbitrator shall be selected by Licensee and the third arbitrator shall be selected by mutual agreement of the first two arbitrators. The costs of such arbitration shall be borne by the nonprevailing party. Judgment on the arbitration award may be entered by any court of competent jurisdiction.


                                30. MISCELLANEOUS

         30.1 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         30.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

         30.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

         30.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof..

         30.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

         IN WITNESS WHEREOF, both Rutgers/UMDNJ and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

AVAX Technologies, Inc.                              Rutgers, The State
                                                     University of New Jersey


By:__________________________                        By:___________________________
         (Signature)                                          (Signature)

Name: Jeffrey Jonas                                  Name:    William T. Adams
Title:   President and CEO AVAX                      Title:   Director, Office of Corporate Liaison and
         Technologies, Inc.                                   Technology Transfer

Date:________________________                        Date:_________________________



University of Medicine and Dentistry of
New Jersey

By:___________________________
         (Signature)


Name:    Mr. Frederick Hammond
Title:   Senior Vice President for
         Administration and Finance

Date:_______________________



AGREED AND ACCEPTED AS TO
PARAGRAPHS 2.3, 13.3 AND 14.2


By:___________________________                       By:___________________________
         (Signature)                                          (Signature)

Name:    Dr. Edmond LaVoie                           Name:    Dr. Leroy Lui
Date:_______________________                         Date:_________________________



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